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                                                                EXHIBIT (a)(15)


       FORM OF LETTER FROM MMI TO NON-ASSENTING UNIONAMERICA SECURITYHOLDERS
                               DATED FEBRUARY 4, 1998

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about what action to take in connection with the Offer you should immediately consult your stockbroker, bank manager, attorney or accountant or an independent financial advisor authorized under the U.K. Financial Services Act 1986.

IF YOU HAVE RECENTLY ACCEPTED THE OFFER AND YOUR ACCEPTANCE IS COMPLETE IN ALL RESPECTS PLEASE IGNORE THIS LETTER AND ENCLOSURE. If you have sold or otherwise transferred all of your Unionamerica ADSs, please forward this document, together with the accompanying notice, as soon as possible to the purchaser or other transferee or to the agent through whom the sale or transfer was effected for transmission to the purchaser or transferee.

                                        MMI Companies, Inc.
                                        540 Lake Cook Road,
                                        Deerfield, IL 60015, USA

                                                               February 4, 1998

To the shareholders of Unionamerica Holdings plc ("UNIONAMERICA") who have not accepted the offer made by MMI Companies, Inc., a Delaware corporation ("MMI") for their ordinary shares, nominal value $0.0448 per share of Unionamerica (including those ordinary shares represented by Unionamerica American Depositary Shares) ("UNIONAMERICA SECURITIES").

Dear Shareholder,

            RECOMMENDED STOCK FOR STOCK OFFER BY MMI FOR UNIONAMERICA -
                 COMPULSORY ACQUISITION OF UNIONAMERICA SECURITIES

We refer to the Offer to Exchange/Prospectus sent to you on November 6, 1997 setting out the terms and conditions of the offer made by MMI to acquire all the Unionamerica Securities (the "OFFER"). The definitions set out in that document apply to this letter unless the context otherwise requires.

The Offer was declared unconditional in all respects on December 5, 1997 and was closed on December 11, 1997. MMI now owns or has received acceptances in respect of more than 90% of the Unionamerica Securities (including Unionamerica
ADSs) to which the Offer relates. MMI is therefore entitled to acquire compulsorily all the outstanding Unionamerica Securities (including Unionamerica
ADSs) under the provisions of the Companies Act.

We understand that you have not yet accepted the Offer or that your acceptance of the Offer was invalid or withdrawn.

A notice is enclosed in the prescribed form under section 429(4) of the Companies Act in respect of your holding of Unionamerica Securities, advising you that MMI intends to exercise its rights to compulsorily acquire those securities.

Such securities will be compulsorily acquired on March 18, 1998 by MMI on the terms set out in the Offer to Exchange/Prospectus and related Letter of Transmittal and in the enclosed notice as follows: for every Unionamerica Security you will receive 0.836 shares of MMI Common Stock, together with cash for any fractional shares of MMI Common Stock. Each share of MMI Common Stock issued in connection with the Offer will also be accompanied by a right which will entitle the registered holder

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thereof to purchase from MMI a Unit of Series B Preferred Stock at a purchase price of $75.00 per Unit, subject to adjustment, pursuant to the Rights
Agreement.

Subject to your rights under section 430C of the Companies Act (as described in the enclosed notice), your Unionamerica Securities will in due course be transferred to MMI upon the terms referred to in the notice. The consideration due to you will be held for you by Unionamerica in trust. Thereafter, the consideration, including any remittance due in respect of fractional entitlements, will be transferred to you upon application to Trevor Smith, the company secretary of Unionamerica, at 3 Minster Court, Mincing Lane, London EC3R 7DD provided that such application is accompanied by the American Depositary Receipts and/or other document(s) of title and/or an acceptable form of indemnity in lieu in respect of the Unionamerica Securities formerly held by you.

If you have any questions please contact ChaseMellon Shareholder Services L.L.C., P.O. Box 3300, South Hackensack, NJ 07606, USA (telephone no 1-800-777-3674).

Yours faithfully,

For and on behalf of
MMI COMPANIES, INC.

B. Frederick Becker
Chairman of the Board and Chief Executive Officer

Any person receiving this notice who has not received a copy of the Offer to Exchange/Prospectus and related Letter of Transmittal may obtain a copy, without charge, upon written or oral request to the Exchange Agent, ChaseMellon Shareholder Services L.L.C., P.O. Box 3300, South Hackensack, NJ 07606, USA (telephone no 1-800-777-3674).